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                                                                     Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            TRANSDIGM HOLDING COMPANY

                  TransDigm Holding Company, a corporation organized under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

                  1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 23, 1993.

                  2. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and approved by its stockholders on May 31, 2001 in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  3. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                  FIRST: The name of the corporation is TransDigm Holding
         Company.

                  SECOND: The Corporation's registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,075,000, consisting of 900,000 shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), 100,000 shares of Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK"), and 75,000 shares of Preferred Stock, par value $.01 per share (the "PREFERRED STOCK").

                  Except as otherwise provided by this Article or as otherwise required by law, shares of Common Stock and Class A Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

                  The Board of Directors of the Corporation is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such distinctive designations and such powers, preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of


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such class or series and as may be permitted by the General Corporation Law of the State of Delaware.

         1. VOTING RIGHTS. Except as otherwise required by applicable law, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class A Common Stock will have no voting rights.

         2. DIVIDENDS. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock and the holders of Class A Common Stock will be entitled to share equally, share for share, in such dividends, PROVIDED, HOWEVER, that if dividends are declared which are payable in shares of Common Stock or Class A Common Stock, dividends will be declared which are payable at the same rate on each class of stock, and the dividends payable in shares of Common Stock will be payable only to holders of Common Stock, and the dividends payable in shares of Class A Common Stock will be payable only to holders of Class A Common Stock.

         3. CONVERSION AND EXCHANGE(a) . (a) Upon the occurrence of any Conversion Event, each record holder of Class A Common Stock shall be entitled to convert into the same number of shares of Common Stock any or all of the shares of such holder's Class A Common Stock being sold, distributed or otherwise disposed of or converted in connection with the occurrence of such Conversion Event. For purposes of this SECTION 3, (i) a "CONVERSION EVENT" shall mean any transfer of shares of Class A Common Stock to any person or persons who are not affiliates of the transferor, including, without limitation, pursuant to any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 under the Securities Act of 1933 or any similar rule then in force), (ii) a "PERSON" shall mean any natural person or any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization, and (iii) an "AFFILIATE", with respect to any person, shall mean such person's spouse, parents, members of such person's family or such person's lineal descendents and any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such person. In addition, all of the Corporation's Class A Common Stock shall be automatically and mandatorily converted into the same number of shares of Common Stock without any action on the part of any holder upon notice to such effect by the Corporation to the record holders of Class A Common Stock.

         (b) Subject to SECTION 3(a), each conversion of shares of Class A Common Stock into shares of Common Stock at the option of the holder shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time (including within a reasonable time prior to the occurrence of any Conversion Event, if necessary to effect the conversion of shares related thereto, PROVIDED, HOWEVER, that the holders of such shares will not be entitled to vote on any matters to be voted on by the Corporation's stockholders during such interim period, such certificates being deemed to represent only shares of Class A Common Stock for such purpose) during normal business hours, together with a written notice by the holder of such Class A Common Stock stating that a Conversion Event has occurred or is about to occur and that such holder desires to convert the shares, or a stated number of the shares, of such Class A Common Stock represented by such



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certificate or certificates into shares of Common Stock (and including instructions for issuance of the Common Stock to be issued upon such conversion). Each conversion at the option of the holder shall be deemed to have been effected as of the close of business on the later of (i) the date on which the Conversion Event has occurred and (ii) the date on which such certificate or certificates have been surrendered and such notice has been received, and at such later time the rights of the holder of the converted Class A Common Stock, as a holder of Class A Common Stock, shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Promptly after the Conversion Event has occurred and the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (x) the certificate or certificates for the shares of Common Stock issuable upon such conversion and (y) a certificate representing any shares of Class A Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. If any shares of Class A Common Stock are converted into shares of Common Stock in connection with a Conversion Event and such shares of Common Stock are not actually sold, distributed or otherwise disposed of so that a Conversion Event does not actually occur, such shares of Common Stock shall be automatically converted back into the same number of shares of Class A Common Stock.

                  Any mandatory conversion of shares of Class A Common Stock into Common Stock shall be effected by the Corporation delivering to the holders of such shares, to the last address appearing for such holders on the books of the Corporation, written notice to the effect that the Board of Directors has determined to mandatorily convert the Class A Common Stock into Common Stock and upon and after such notice all of the shares of Class A Common Stock so converted shall be deemed to be no longer outstanding, any right to receive dividends thereon shall cease and all rights and privileges with respect to the Class A Common Stock so converted shall cease except for the right of the holder thereof to receive any previously declared but unpaid dividends on the Class A Common Stock, and the certificates which theretofore had represented Class A Common Stock shall for all purposes represent only Common Stock; PROVIDED, HOWEVER, no dividends on the Common Stock shall be paid to such holder unless and until the certificates for the Class A Common Stock have been surrendered to the corporation, which shall upon such surrender issue certificates for the Common Stock to such holder and pay to such holder any dividends on the Common Stock which have been declared as of a record date, and which otherwise would have been paid, since the date the shares of Class A Common Stock were deemed to be converted.

         (c) The issuance of certificates upon conversion will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion, except that the holder of any such shares shall be responsible for the payment of all applicable transfer taxes if the shares of Common Stock are issued in the name of a person or persons other than such holder.

         (d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the conversion of the Class A Common Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Class A Common Stock. All shares of Common Stock



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which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Corporation shall take all such actions as it deems necessary or appropriate to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed.

         (e) Except as provided in the last sentence of the first paragraph of
SECTION 3(b), shares of Class A Common Stock that are converted into shares of Common Stock as provided herein shall be retired and cancelled and shall not be reissued.

         4. STOCK SPLITS, ETC. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either class of stock, the outstanding shares of the other class of stock will be proportionately subdivided or combined, as the case may be, and effective provision shall be made by the Board of Directors of the Corporation (whose determination with respect thereto will be final and binding) for the protection of all conversion rights hereunder.

         5. MERGER OR CONSOLIDATION. In any merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation, the consideration per share to be received by holders of either Common Stock or Class A Common Stock in such merger, consolidation or business combination shall be identical to that received by holders of the other class of stock.

         6. LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets of the Corporation available for distribution shall be divided among and paid ratably to the holders of Common Stock and Class A Common Stock as a single class. For the purposes hereof, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation shall be deemed a voluntary liquidation, dissolution or winding up of the Corporation, but a consolidation or merger of the Corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                  FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                  (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.



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                  (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

                  (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

                  (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

                  (e) No director of the Corporation shall be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, PROVIDED that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

                  SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.



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                  IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this certificate on the 31st day of May, 2001.

                                                /s/ Gregory Rufus
                                                -------------------------------
                                                Gregory Rufus
                                                Chief Financial Officer



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